EXHIBIT 99.1

TRW Automotive
12025 Tech Center Drive
Livonia, Mich. 48150 USA

News Release

Investor Relations Contact:
Patrick R. Stobb
(734) 853-6966

Media Contact:
Manley Ford
(734) 266-2616

TRW Automotive Reports First-Quarter 2004 Financial Results; Reduces Total Gross Debt by $494 Million

LIVONIA, MICHIGAN, May 5, 2004 — TRW Automotive Holdings Corp. (NYSE: TRW), the global leader in active and passive safety systems, today reported first-quarter 2004 results with sales of just over $2.9 billion and net earnings of $2 million or 2 cents per share, which includes expenses of $47 million or 48 cents per share for charges associated with debt repayment transactions. First quarter earnings excluding these charges were $49 million or 50 cents per share. During first-quarter 2004, TRW Automotive Holdings Corp. (the “Company”), which is the parent company of TRW Automotive Inc., reduced total gross debt by $494 million. During the quarter, the Company completed its initial public offering (“IPO”) of approximately 24.1 million shares of common stock on February 6, 2004.

In the prior year, the Company reported sales of $940 million and net losses of $46 million for the one-month period ended March 28, 2003. This reporting period was the first month of results for the Company following the February 28, 2003 acquisition of the former TRW Inc.’s automotive business by affiliates of The Blackstone Group L.P. (“Blackstone”) from Northrop Grumman Corporation. The predecessor company reported sales of $1.9 billion and net earnings of $31 million for the two-month period ended February 28, 2003.

“Although our initial public offering in February of this year marked another major milestone in the Company’s evolution, the event does not overshadow our product development efforts and recent operational and financial achievements,” said John C. Plant, president and chief executive officer. “These factors have contributed to our

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success at winning new business at planned rates from many of the world’s leading automotive manufacturers. By focusing on automotive safety systems and consistently offering our customers innovative and high-quality products, we have established ourselves as one of the world’s most diversified major automotive suppliers with leading market positions in our primary product lines.”

As a result of the Blackstone acquisition on February 28, 2003, certain consolidated and combined financial information relating to first-quarter 2003 contained within this release (labeled as pro forma) has been adjusted to illustrate the estimated pro forma effects of such acquisition and a subsequent July 2003 debt refinancing, as if these transactions had occurred on January 1, 2003.

First-Quarter 2004 Compared to Pro Forma First-Quarter 2003

The Company reported first-quarter 2004 sales of just over $2.9 billion, an increase of $110 million or about 4 percent from prior year pro forma sales of $2.8 billion. The increase can be attributed to foreign currency translation and sales of new products, partially offset by pricing provided to customers, lower customer volumes and a reduction in sales due to divestitures. Operating income for first-quarter 2004 was $153 million, a decline of $24 million compared to the prior year pro forma operating income. This decrease occurred mainly as a result of a $39 million decline in net pension and OPEB income due primarily to the application of purchase accounting in 2003. Excluding this decline, operating income increased by $15 million compared to the previous year’s pro forma operating income.

The Company reported first-quarter 2004 net earnings of about $2 million or 2 cents per share in the quarter, compared to pro forma net earnings of $48 million in the prior year. First-quarter 2004 earnings were negatively impacted by $47 million or 48 cents per share for prepayment premiums on high yield notes redeemed with proceeds from the Company’s initial public offering and other expenses related to a January 2004 bank debt refinancing. The debt repayment charges are U.S. based and therefore carry zero tax benefit due to a U.S. tax loss position. Excluding the debt repayment charges, the Company’s first-quarter 2004 earnings were $49 million or 50 cents per share, an increase of $1 million compared to the prior year pro forma earnings despite having a $39 million pre-tax decline in net pension and OPEB income.

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During first-quarter 2004, the Company reported pre-tax restructuring charges of $5 million and amortization of intangibles (principally customer relationships) of $9 million. In comparison, the prior year quarter included $10 million of pre-tax restructuring and other unusual charges and amortization of intangibles of $6 million.

The Company reported EBITDA (earnings before interest, losses on sale of receivables, gain (loss) on retirement of debt, taxes, depreciation and amortization) of $276 million for first-quarter 2004 compared to $295 million the previous year. As described previously, first-quarter 2004 results were negatively impacted by a $39 million reduction in net pension and OPEB income compared to the previous year. Excluding the effects of the $39 million reduction, EBITDA in first-quarter 2004 improved by over 7 percent compared to the prior year. Please see the accompanying schedules for a reconciliation of EBITDA to the closest GAAP equivalent.

Capital/Liquidity

As of March 26, 2004, the Company had $3,314 million of debt and $465 million of cash and marketable securities. At quarter-end, net debt (defined as debt less cash and marketable securities) totaled $2,849 million, a $115 million reduction from the level of net debt outstanding at December 31, 2003. Gross debt was reduced during the quarter by $494 million, which included the redemption of $287 million, net of premiums, of portions of our Senior and Senior-Subordinated notes with net proceeds raised from our February IPO. Net cash outflow from operating and investing activities during the quarter, which is typically a cash usage quarter due to seasonality, amounted to $171 million. Capital expenditures during the quarter totaled $67 million, compared to $11 million and $66 million, or $77 million pro forma, for the one-month period ended March 28, 2003 and the two-month period ended February 28, 2003, respectively.

2004 Outlook

The Company reiterates its full-year guidance, which calls for expected sales in the range of $11.4 to $11.6 billion. The Company also expects full-year earnings per share in the range of $1.08 to $1.23, which includes the previously mentioned first-quarter charges of $47 million or 47 cents per share for expenses related to debt repayment and refinancing transactions, or $1.55 to $1.70 excluding these charges.

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Further, this guidance includes pre-tax expenses of approximately $33 million for amortization of intangibles (principally customer relationships) and approximately $30 million related to restructuring.

For second-quarter 2004, the Company expects revenue of approximately $3 billion and earnings per share in the range of $0.57 to $0.65, which includes pre-tax restructuring charges of approximately $8 million.

Reconciliation to GAAP

For a reconciliation of the pro forma and non-GAAP historical numbers appearing in this release to GAAP, please see the accompanying schedules.

About TRW

With 2003 sales of $11.3 billion, TRW Automotive ranks among the world’s top 10 automotive suppliers. Headquartered in Livonia, Michigan, USA, the Company, through its subsidiaries, employs approximately 61,000 people in 22 countries. TRW Automotive products include integrated vehicle control and driver assist systems, braking systems, steering systems, suspension systems, occupant safety systems (seat belts and airbags), electronics, engine components, fastening systems and aftermarket replacement parts and services. TRW Automotive news is available on the internet at www.trwauto.com.

Forward-Looking Statements

This release contains statements that are not statements of historical fact, but instead are forward-looking statements. All forward-looking statements involve risks and uncertainties. Our actual results could differ materially from those contained in forward-looking statements made in this release. Such risks, uncertainties and other important factors which could cause our actual results to differ materially from those contained in our forward-looking statements are set forth in the TRW Automotive Holdings Corp. final prospectus dated as of February 2, 2004 (the “Prospectus”) filed with the Securities and Exchange Commission (the “SEC”) pursuant to Rule 424(b)(4) and our Report on Form 10-K for the fiscal year ended December 31, 2003 (the “10K”), and include: our substantial leverage; the highly competitive automotive parts industry and its cyclicality; pricing pressures from our customers; increasing costs for purchased components and raw materials; non-performance by, or insolvency of, our suppliers; product liability and warranty and recall claims; our dependence on our largest customers; limitations on flexibility in operating our

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business contained in our debt agreements; increases in interest rates; fluctuations in foreign exchange rates; the possibility that our owners’ interests will conflict with ours; work stoppages or other labor issues and other risks and uncertainties set forth under “Risk Factors” in the Prospectus, in the 10-K and in our other SEC filings. We do not intend or assume any obligation to update any of these forward-looking statements.

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TRW Automotive Holdings Corp.

Index of Historical and Pro Forma
Consolidated and Combined Financial Information

Page
Periods Ended March 26, 2004, March 28, 2003, and February 28, 2003

Consolidated and Combined Interim Statements of Operations for the three months ended March 26, 2004 (unaudited), the one month ended March 28, 2003
(unaudited) and the two months ended February 28, 2003	A2

Consolidated Balance Sheets — March 26, 2004 (unaudited) and December 31, 2003	A3

Reconciliation of Historical to Pro Forma Consolidated and Combined Statements
of Operations for the one month ended March 28, 2003 and the two months
ended February 28, 2003	A4

Historical and Pro Forma Consolidated and Combined Statements of Operations for the
three months ended March 26, 2004 and March 28, 2003	A5

Reconciliation of GAAP Net Income to Historical and Pro Forma EBITDA (unaudited)
for the three months ended March 26, 2004 and March 28, 2003	A6

The accompanying historical and pro forma consolidated and combined financial information and reconciliation of GAAP net income to historical and pro forma EBITDA should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2003, which contains historical consolidated and combined financial statements and the accompanying notes to consolidated and combined financial statements and unaudited pro forma consolidated and combined financial information and accompanying notes to unaudited pro forma consolidated and combined financial information.

The accompanying unaudited pro forma consolidated and combined financial information is intended to give effect to the February 28, 2003 acquisition of the former TRW Inc.’s automotive business by affiliates of The Blackstone Group L.P. from Northrop Grumman Corporation and the July 22, 2003 refinancing of a portion of debt entered into in connection with the acquisition, as if these transactions had occurred on January 1, 2003. The unaudited pro forma consolidated and combined financial information is based upon available information and certain assumptions we believe are reasonable. However, these statements are for informational purposes only and are not intended to represent or be indicative of the consolidated results of operations or financial position that would have been reported had the acquisition been completed as of January 1, 2003, and should not be taken as representative of future consolidated results of operations or financial position.

TRW Automotive Holdings Corp.

Consolidated and Combined Interim Statements of Operations

	Successor		Predecessor
	Three months	One month	Two months
	ended	ended	ended
	March 26,	March 28,	February 28,
(In millions, except per share amounts)	2004	2003	2003
	(unaudited)	(unaudited)

Sales	$2,923	$940	$1,916
Cost of sales	2,604	863	1,686

Gross profit	319	77	230

Administrative and selling expenses	124	38	100
Research and development expenses	37	13	27
Amortization of intangible assets	9	1	2
Other (income) expense — net	(4)	(6)	4

Operating income	153	31	97

Interest expense, net	63	42	47
Loss on retirement of debt	47	—	—
Loss on sales of receivables	—	18	—

Earnings (losses) before income taxes	43	(29)	50
Income tax expense	41	17	19

Net earnings (losses)	$2	$(46)	$31

Basic earnings (losses) per share:
Earnings (losses) per share	$0.02	$(0.53)

Weighted average shares	94.3	86.8

Diluted earnings (losses) per share:
Earnings (losses) per share	$0.02	$(0.53)

Weighted average shares	97.8	86.8

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TRW Automotive Holdings Corp.

Consolidated Balance Sheets

	As of
	March 26,	December 31,
(Dollars in millions)	2004	2003
	(unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$449	$828
Marketable securities	16	16
Accounts receivable, net	2,115	1,643
Inventories	564	635
Prepaid expenses	93	73
Deferred income taxes	120	120

Total current assets	3,357	3,315

Property, plant and equipment	2,826	2,877
Less accumulated depreciation and amortization	471	378

Total property, plant and equipment — net	2,355	2,499

Intangible assets:
Goodwill	2,487	2,503
Other intangible assets	858	856

	3,345	3,359
Less accumulated amortization	49	37

Total intangible assets — net	3,296	3,322
Prepaid pension cost	134	120
Deferred income taxes	129	129
Other assets	504	522

	$9,775	$9,907

LIABILITIES, MINORITY INTERESTS AND STOCKHOLDERS’ EQUITY
Current liabilities:
Short-term debt	$66	$76
Current portion of long-term debt	22	24
Trade accounts payable	1,706	1,626
Accrued compensation	325	338
Income taxes	204	187
Other current liabilities	831	875

Total current liabilities	3,154	3,126

Long-term debt	3,226	3,708
Post-retirement benefits other than pensions	934	935
Pension benefits	853	838
Deferred income taxes	222	222
Long-term liabilities	300	300

Total liabilities	8,689	9,129

Minority interests	53	50

Stockholders’ equity:
Capital Stock	1	1
Paid-in-capital	1,184	868
Accumulated deficit	(99)	(101)
Accumulated other comprehensive losses	(53)	(40)

Total stockholders’ equity	1,033	728

	$9,775	$9,907

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TRW Automotive Holdings Corp.

Reconciliation of Historical to Pro Forma
Consolidated and Combined Statements of Operations

	Historical				Pro Forma
	Successor	Predecessor
	One month	Two months			Three months
	ended	ended			ended
	March 28,	February 28,	Pro Forma		March 28,
(Dollars in millions)	2003	2003	Adjustments		2003
Sales	$940	$1,916	$(43	) (a)	$2,813
Cost of sales	863	1,686	(92	) (b)	2,457

Gross profit	77	230	49		356

Administrative and selling expenses	38	100	(2	) (c)	136
Research and development expenses	13	27	—		40
Amortization of intangible assets	1	2	3	(d)	6
Other (income) expense — net	(6)	4	(1	) (e)	(3)

Operating income	31	97	49		177

Interest expense, net	42	47	(12	) (f)	77
Loss on sales of receivables	18	—	(17	) (f)	1

(Losses) earnings before income taxes	(29)	50	78		99
Income tax expense	17	19	15	(g)	51

Net (losses) earnings	$(46)	$31	$63		$48

(a)	Reflects the elimination of the sales of TRW Koyo Steering Systems Company (“TKS”), which was not transferred to us as part of the Acquisition.

(b)	Reflects the elimination of $40 million of cost of sales of TKS, $12 million in pension and OPEB adjustments as a result of purchase accounting, the elimination of the effects of a $35 million inventory write-up recorded as a result of the Acquisition and $5 million net decrease in depreciation and amortization expense resulting from fair value adjustments to fixed assets and certain intangibles.

(c)	Reflects the elimination of $1 million administrative and selling expense of TKS, the addition of $1 million in the annual monitoring fee payable to an affiliate of Blackstone and $2 million decrease in depreciation and amortization expense resulting from fair value adjustments to fixed assets and capitalized software.

(d)	Reflects the incremental increase in amortization resulting from assignment of fair value to certain intangibles.

(e)	Reflects elimination of $1 million other expense related to TKS.

(f)	Reflects adjustments to present pro forma net financing costs based upon our new capital structure and the initiation of our receivables facility.

(g)	Reflects the tax effect of the above adjustments at the applicable tax rates.

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TRW Automotive Holdings Corp.

Historical and Pro Forma
Consolidated and Combined Statements of Operations

	Historical	Pro Forma
	Three months ended
(Dollars in millions)	March 26, 2004	March 28, 2003
Sales	$2,923	$2,813
Cost of sales	2,604	2,457

Gross profit	319	356

Administrative and selling expenses	124	136
Research and development expenses	37	40
Amortization of intangible assets	9	6
Other (income) expense — net	(4)	(3)

Operating income	153	177

Interest expense, net	63	77
Loss on retirement of debt	47	—
Losses on sales of receivables	—	1

Earnings (losses) before income taxes	43	99
Income tax expense	41	51

Net earnings (losses)	$2	$48

Basic earnings (losses) per share:
Earnings (losses) per share	$0.02	$0.55

Weighted average shares	94.3	86.8

Diluted earnings (losses) per share:
Earnings (losses) per share	$0.02	$0.55

Weighted average shares	97.8	87.8

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TRW Automotive Holdings Corp.

Reconciliation to Historical and Pro Forma EBITDA
(unaudited)

The reconciliation schedule below should be read in conjunction with the TRW Automotive Holdings Corp. Form 10-K for the year ended December 31, 2003, which contains summary historical and pro forma financial data. The accompanying unaudited pro forma financial information is intended to give effect to the February 28, 2003 acquisition of the former TRW Inc.’s automotive business by affiliates of The Blackstone Group L.P. from Northrop Grumman Corporation and the July 22, 2003 refinancing of a portion of debt entered into in connection with the acquisition, as if these transactions had occurred on January 1, 2003.

The EBITDA measure calculated in the following schedule is a measure used by management to evaluate operating performance. Management believes that EBITDA is useful to investors because it is frequently used by securities analysts, institutional investors and other interested parties in the evaluation of companies in our industry.

EBITDA is not a recognized term under GAAP and does not purport to be an alternative to net earnings (losses) as an indicator of operating performance or to cash flows from operating activities as a measure of liquidity. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such as interest payments, tax payments and debt service requirements.

	Historical	Pro Forma
	Three months ended
(Dollars in millions)	March 26, 2004	March 28, 2003
GAAP net (losses) earnings	$2	$(15)
Income tax expense	41	36
Interest expense, net of interest income	63	89
Loss on retirement of debt	47	—
Loss on sales of receivables	—	18

GAAP operating income	153	128

Pro forma adjustments:
Inventory fair value adjustment	—	35
Depreciation and amortization	—	4
Other	—	10

Operating income	153	177

Depreciation and amortization, net of pro forma adjustments	123	118

EBITDA(1)	$276	$295

(1)	Reflects primarily non-cash decline in net pension and OPEB income of $39 million between the two periods. Restructuring charges were $5 million in 2004 and $10 million in 2003.

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